                                                                      Exhibit 12

              PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges For the Years Ended October 31, 1991 through 1995
                          (in thousands except ratio amounts)

                                             1995          1994         1993          1992          1991
                                             ----          ----         ----          ----          ----
Earnings:
  Net income from
     continuing operations                  $40,310       $35,506      $37,534       $35,310      $20,552
  Income taxes                               25,442        21,407       23,427        21,259       11,408
  Fixed charges                              35,651        29,736       26,715        26,246       26,823
                                             ------       -------      -------       -------      -------
    Total Adjusted Earnings                $101,403       $86,649      $87,676       $82,815      $58,783
                                           ========       =======      =======       =======      =======

Fixed Charges:
  Interest                                  $33,224       $27,671      $24,870       $24,570      $25,253
  Amortization of debt
    expense                                     336           334          192           180          259
  One-third of rental expense                 2,091         1,731        1,653         1,496        1,311
                                             ------        ------       ------       -------      -------
    Total Fixed Charges                     $35,651       $29,736      $26,715       $26,246      $26,823
                                            =======       =======      =======       =======      =======

Ratio of Earnings to Fixed
  Charges                                      2.84          2.91         3.28          3.16         2.19
                                            =======       =======      =======       =======      =======